Registration No. 333- 122858
       Filed with the Securities and Exchange Commission on March 7, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                   FORM S-4 EF
             Registration Statement Under the Securities Act of 1933


                             UNITED COMMERCE BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------------------------------------
                Indiana                                  6022                             20-2277596
-------------------------------------------------------------------------------------------------------------
    (State or Other Jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
    Incorporation or Organization)            Classification Code Number)            Identification No.)
------------------------------------------------------------------------------ ------------------------------

      211 South College Avenue, Bloomington, Indiana 47404, (812) 336-2265
          (Address and Telephone Number of Principal Executive Offices)
                    (Address of Principal Place of Business)

             Thomas G. Risen, President and Chief Executive Officer
                             United Commerce Bancorp
                            211 South College Avenue
                           Bloomington, Indiana 47404
                                  (812)336-2265
               (Name, Address and Telephone of Agent for Service)

                                    Copy to:
                                Thomas M. Maxwell
                             Barnes & Thornburg LLP
                            11 South Meridian Street
                           Indianapolis, Indiana 46204
                                 (317-231-7796)


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

     If this form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

---------------------------------------------------------------------------------------------------------------------------------
                                                CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
        Title of each Class of           Amount to be      Proposed Maximum       Proposed Maximum Aggregate       Amount of
     Securities to be Registered        Registered (1)  Offering Price Per Unit       Offering Price(2)        Registration Fee
--------------------------------------- --------------- ------------------------ ----------------------------- ------------------
Common stock (without Par Value)          1,013,500             $12.75                   $12,922,125              $1,521 (3)
--------------------------------------- --------------- ------------------------ ----------------------------- ------------------

(1) Represents the maximum number of shares of the registrant's common stock to be issued in connection with the reorganization described herein.

(2) Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee based on the market value of the securities to be received by the Registrant as determined on February 15, 2005.

(3)  Previously paid.

                              United Commerce Bank
                            211 South College Avenue
                           Bloomington, Indiana 47404
                                 (812) 336-2265

                                _________________

                                                                   March 9, 2005



Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of United Commerce Bank, which will be held at the Fountain Square Ballroom, 101 West Kirkwood, Suite 305, Bloomington, Indiana on Tuesday, April 19, 2005, at 1:30 p.m., Bloomington Time. We have two issues on the agenda for the annual meeting. First, shareholders will be asked to elect three directors. Second, shareholders will be asked to approve the formation of a bank holding company, United Commerce Bancorp.

     The Board of Directors of United Commerce Bank unanimously recommends that you vote "FOR" the election of each of the three director nominees and "FOR" approval of the reorganization agreement and plan of exchange. As is noted in the attached information, each share of United Commerce Bank common stock will be converted into one share of common stock of United Commerce Bancorp, and it will not be necessary for United Commerce Bank shareholders to surrender or exchange their current share certificates. The reorganization agreement and plan of exchange is attached as Exhibit A to the proxy statement/prospectus, and describes the conditions upon which the proposed reorganization will occur.

     Your Board of Directors encourages you to review the attached proxy statement/ prospectus and attend the annual meeting. If you are unable to attend the meeting in person, we urge you to please sign, date and return the proxy card in the enclosed envelope as promptly as possible. If you do not return your proxy and do not vote in person at the annual meeting, the effect is the same as a vote against the reorganization agreement and plan of exchange. YOUR VOTE IS VERY IMPORTANT.

                                   Sincerely,

                                   /s/ Thomas G. Risen

                                   Thomas G. Risen
                                   President and Chief Executive Officer

                              United Commerce Bank
                            211 South College Avenue
                           Bloomington, Indiana 47404
                                 (812) 336-2265

--------------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

                          To Be Held On April 19, 2005

     Notice is hereby given that the Annual Meeting of Shareholders of United Commerce Bank (the "Bank") will be held at the Fountain Square Ballroom, 101 West Kirkwood, Suite 305, Bloomington, Indiana, on Tuesday, April 19, 2005, at 1:30 p.m., Bloomington Time.

     The Annual Meeting will be held for the following purposes:

1.   Election of  Directors.  Election of three  directors  of the Bank to serve
     three-year  terms  expiring  in  2008.  See  "Proposal  One:   Election  of
     Directors"

2. Approval of Reorganization into Holding Company Structure. Vote on the following resolution:

          "RESOLVED, that the formation of a bank holding company for United Commerce Bank pursuant to the terms and conditions of a Reorganization Agreement and Plan of Exchange between United Commerce Bank and United Commerce Bancorp under which (i) United Commerce Bank will become a wholly-owned subsidiary of United Commerce Bancorp and (ii) shareholders of United Commerce Bank will become shareholders of United Commerce Bancorp, is hereby adopted, approved and ratified." See "Proposal Two: Approval of Reorganization Agreement."

3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 28, 2005 are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended December 31, 2004, which also serves as the annual disclosure statement to shareholders required under the regulations of the Federal Deposit Insurance Corporation, is enclosed. The Annual Report is not part of the proxy soliciting material enclosed with this letter.

                                      By Order of the Board of Directors

                                      /s/ Thomas G. Risen

                                      Thomas G. Risen,
                                      Chairman, President and
                                        Chief Executive Officer


Bloomington, Indiana
March 9, 2005

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              United Commerce Bank

                       ----------------------------------
                                 PROXY STATEMENT
                       ----------------------------------

                             United Commerce Bancorp

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                            211 South College Avenue
                           Bloomington, Indiana 47404
                                  (812)336-2265

                     INFORMATION CONCERNING THE SOLICITATION

     United Commerce Bank is providing this proxy statement of United Commerce Bank and prospectus of United Commerce Bancorp to shareholders of United Commerce Bank in connection with the annual meeting of shareholders to be held at the Fountain Square Ballroom located at 101 West Kirkwood, Suite 305, Bloomington, Indiana on April 19, 2005 at 1:30 p.m., Bloomington Time, and at any adjournment of such meeting. Only shareholders of record on February 28, 2005 (the "Voting Record Date") will be entitled to notice of and to vote at the meeting. At the close of business on that date, United Commerce Bank had outstanding and entitled to be voted 965,333 shares of its common stock, without par value. This Proxy Statement is expected to be mailed to the shareholders of United Commerce Bank on or about March 10, 2005.

     At the Annual Meeting, shareholders of United Commerce Bank will elect three directors to serve three-year terms on United Commerce Bank's Board of Directors and will vote upon a proposal to approve the Reorganization Agreement dated January 18, 2005 (the "Reorganization Agreement") that is attached to this Proxy Statement/Prospectus as Exhibit A. Under the Reorganization Agreement, shareholders of United Commerce Bank will exchange their shares of United Commerce Bank common stock for an equal number of shares of United Commerce Bancorp common stock, and United Commerce Bank will become the wholly-owned subsidiary of United Commerce Bancorp (the "Reorganization"). Following the Reorganization, United Commerce Bank will continue its banking operations under its current name, from its existing offices and under the direction of its current management.

     The shares of United Commerce Bancorp common stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

     These securities have not been approved or disapproved by the Securities and Exchange Commission, The Federal Reserve Board or by any state regulator of securities, nor has the Commission or the Federal Reserve Board or any such state regulator passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The date of this proxy statement/ prospectus is March 9, 2005 and it is first being mailed to shareholders on or about March 10, 2005.

                                Table of Contents
                                                                            Page

SUMMARY........................................................................1

   General.....................................................................1
   Election of Directors.......................................................1
   Reorganization..............................................................1
   Market Information Concerning United Commerce Bank's And
        United Commerce Bancorp's Common Stock.................................3

FINANCIAL STATEMENTS AND RELATED MATTERS.......................................4


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF................................4


PROPOSAL ONE: ELECTION OF DIRECTORS............................................5

   The Board of Directors and its Committees...................................7
   Compensation of Directors...................................................8
   Executive Officers..........................................................8
   Remuneration of Named Executive Officer.....................................9
   Stock Options...............................................................9
   Employment Contract........................................................10
   Transactions with Management...............................................11

PROPOSAL TWO: APPROVAL OF REORGANIZATION AGREEMENT............................13

   General....................................................................13
   Description of Reorganization Agreement....................................13
   Recommendation and Reasons.................................................14
   Exchange of Certificates...................................................15
   Ratification and Approval of the Reorganization Agreement;
        Effective Date........................................................16
   Termination of the Reorganization Agreement................................16
   Federal Income Tax Consequences............................................17
   Dissenter's Rights.........................................................18
   No Insider Interests in the Proposed Transaction...........................19
   Federal Securities Law.....................................................19

DIVIDENDS.....................................................................19

   United Commerce Bank.......................................................19
   United Commerce Bancorp....................................................20

UNAUDITED PRO FORMA FINANCIAL INFORMATION.....................................20


UNITED COMMERCE BANK..........................................................21

   General....................................................................21
   Bank Services..............................................................21
   Lending Activities.........................................................21
   Competition................................................................22
   Employees..................................................................22
   Properties.................................................................23
   Legal Proceedings..........................................................23
   Management.................................................................23

UNITED COMMERCE BANCORP.......................................................23

   Organization...............................................................23
   Management and Directors...................................................23

SUPERVISION AND REGULATION....................................................24

   United Commerce Bank.......................................................24
   United Commerce Bancorp....................................................28

INDEMNIFICATION OF UNITED COMMERCE BANCORP'S  DIRECTORS AND OFFICERS..........30


CAPITAL STOCK OF UNITED COMMERCE BANK AND UNITED COMMERCE BANCORP.............30

   Authorized and Outstanding Stock...........................................31
   Voting Rights..............................................................31
   Assessment of Shares.......................................................32
   Liquidation Rights.........................................................32
   Preemptive Rights..........................................................32
   Dividend Rights............................................................32
   Issuance of Additional Shares..............................................33
   Directors..................................................................33
   Corporate Operation and Management.........................................33
   Applicability of Securities Laws...........................................33

SHAREHOLDER PROPOSALS.........................................................34


OTHER MATTERS.................................................................34


LEGAL MATTERS.................................................................34


AVAILABLE INFORMATION.........................................................35

                                     SUMMARY


General

     The following is a brief summary of certain information contained in this Proxy Statement/Prospectus, which is intended to assist shareholders in their review of this statement. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and its exhibits.

     The proxy solicited hereby, if properly signed and returned to United Commerce Bank and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted "FOR" each of the named director nominees and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. The affirmative vote at the Annual Meeting of the holders of at least a majority of the total outstanding shares of United Commerce Bank common stock is required to approve the Reorganization Agreement.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of United Commerce Bank written notice thereof (Geoffrey M. Grodner, 211 South College Avenue, Bloomington, Indiana 47404), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


Election of Directors

     Shareholders will vote on the three nominees to serve as directors of United Commerce Bank. The nominees this year are Don A. Adams, Lawrence D. Rink, M.D. and Linda Runkle, each of whom is a current director of United Commerce Bank. If elected by the shareholders at the Annual Meeting, the terms of Mr. Adams, Dr. Rink and Ms. Runkle will expire in 2008. The director nominees shall be elected upon receipt of a plurality of votes cast at the annual shareholders meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.


Reorganization

     United Commerce Bank proposes to reorganize its operations into a holding company structure (the "Reorganization"). Under this proposed Reorganization, existing shareholders of United Commerce Bank will exchange their shares of bank common stock for shares of common stock of United Commerce Bancorp, an Indiana corporation organized by United Commerce Bank for the purpose of becoming the holding company for United Commerce Bank. The proposed Reorganization is described in the Reorganization Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A. The holders of not less than a majority of the outstanding shares of United Commerce Bank's common stock must vote in favor of the Reorganization Agreement before the Reorganization described therein may be consummated.

     This document serves as a prospectus for up to 1,013,500 shares of United Commerce Bancorp common stock that may be issued in exchange for outstanding shares of common stock of United Commerce Bank. This number includes the 965,333 shares of United Commerce Bank common stock outstanding on the Voting Record Date and options to acquire 48,167 shares of United Commerce Bank outstanding under the 2000 United Commerce Bank Stock Option Plan (the "Stock Option Plan") that were exercisable as of that date.

     Following the Reorganization, the business activities of United Commerce Bancorp will initially consist solely of the operation of United Commerce Bank, which will continue its current business and operations as an Indiana state-chartered bank under its current name and from its existing offices. Management currently does not have any specific plans to acquire or commence additional businesses through United Commerce Bancorp. The principal executive offices of both United Commerce Bank and United Commerce Bancorp are located at 211 South College Avenue, Bloomington, Indiana 47404, and the telephone number is (812) 336-2265.

     Upon the effective date of the Reorganization, the outstanding shares of United Commerce Bank common stock will be exchanged for shares of United Commerce Bancorp common stock, and outstanding options to acquire shares of United Commerce Bank common stock will be converted into options to acquire the same number of shares of United Commerce Bancorp common stock on the same terms and conditions as currently are in effect. The Reorganization is planned to occur as soon as possible after all necessary conditions, including shareholder and regulatory approvals, have been obtained.

     Recommendations and Reasons. United Commerce Bank's Board of Directors has unanimously approved the Reorganization Agreement and recommends its approval by the shareholders. The Board believes that a bank holding company structure offers certain advantages in comparison to United Commerce Bank's present corporate structure. These advantages include additional flexibility in expanding United Commerce Bank's business through the acquisition of other financial institutions, raising additional capital through borrowing (if needed), repurchasing its securities (subject to applicable regulatory requirements), and acquiring or establishing other businesses related to banking. The Board of Directors does not believe that there are any significant disadvantages to implementing a holding company structure for United Commerce Bank, and believes that the incremental additional costs, if any, of operating under such a structure will not be material. See "Proposal Two: Approval of Reorganization Agreement -- Recommendation and Reasons."

     Required  Regulatory  Approvals.   The  proposed  Reorganization  has  been
conditionally approved by the Indiana Department of Financial Institutions, subject to the satisfaction of certain standard conditions. An application to register United Commerce Bancorp as a bank holding company has been filed with the Board of Governors of the Federal Reserve System. Management believes that all required regulatory approvals will be obtained. See "Proposal Two: Approval of Reorganization Agreement -- Ratification and Approval of the Reorganization Agreement; Effective Date."

     Federal Income Tax Consequences. It is intended that the Reorganization and the exchange of the outstanding shares of United Commerce Bank common stock for shares of United Commerce Bancorp common stock qualify as a tax-free reorganization for federal income tax purposes, with no gain or loss being recognized by the shareholders whose shares of United Commerce Bank common stock are exchanged for shares of United Commerce Bancorp common stock. United Commerce Bank has received a legal opinion substantially to that effect. See "Proposal Two: Approval of Reorganization Agreement -- Federal Income Tax Consequences."

     Dissenters' Rights. Holders of shares of common stock of United Commerce Bank are entitled to dissent from the Reorganization Agreement and receive the fair value of their shares if they follow certain statutory procedures under Indiana law. See "Proposal Two: Approval of Reorganization Agreement -- Dissenter's Rights."

     Regulation and Supervision. After the Reorganization, United Commerce Bancorp will be regulated as a bank holding company by the Federal Reserve Board and will be subject to its rules and regulations. See "Supervision and Regulation." United Commerce Bank will continue to exist as an Indiana bank subject to regulation by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation, and its deposits will continue to be insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law. Further, United Commerce Bank will continue to engage in substantially the same business and activities in which it is presently engaged. See "United Commerce Bank."

     Certain Changes in Shareholders' Rights. Shareholders of United Commerce Bank will become shareholders of United Commerce Bancorp. There are certain differences under Indiana law between the rights of shareholders of United Commerce Bancorp as opposed to United Commerce Bank. See "Capital Stock of United Commerce Bancorp and United Commerce Bank."

Market Information Concerning United Commerce Bank's And United Commerce Bancorp's Common Stock

     United Commerce Bank's common stock is listed for quotation on the OTC Bulletin Board under the symbol "UCMB." There is only a limited trading market for United Commerce Bank common stock. Trading information is available at the OTC Bulletin Board website, www.otcbb.com.

     The following table sets forth the range of high and low bid information for United Commerce Bank's common stock as reported on the OTC Bulletin Board for each quarter during the two-year period ended December 31, 2004. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                         Stock Price
                                                 -----------------------------              Dividends
     Quarter Ended                                 High                 Low                 Per Share
     ---------------------------------           ---------           ---------              ---------
     March 31, 2004                                $16.25              $12.16                  --
     June 30, 2004                                 $16.00              $15.00                  --
     September 30, 2004                            $15.15              $13.00                  --
     December 31, 2004                             $13.49              $12.25                  --
     March 31, 2003                                $ 9.50              $ 8.00                  --
     June 30, 2003                                 $ 9.50              $ 8.75                  --
     September 30, 2003                            $11.44              $ 8.75                  --
     December 31, 2003                             $12.50              $11.00                  --

     As of the Voting Record Date, there were approximately 180 holders of record of the common stock of United Commerce Bank.

     United Commerce Bancorp was formed by United Commerce Bank for the sole purpose of becoming United Commerce Bank's parent bank holding company. Consequently, there is no established market for United Commerce Bancorp common stock that will be issued in connection with the Reorganization. It is expected that United Commerce Bancorp common stock will be listed for quotation on the OTC Bulletin Board, just as United Commerce Bank's common stock is currently listed. After the effective date of the Reorganization, all shares of United Commerce Bank's common stock will be owned by United Commerce Bancorp, and trading in the United Commerce Bank's common stock will cease.


                    FINANCIAL STATEMENTS AND RELATED MATTERS

     United Commerce Bank's audited balance sheet as of December 31, 2004 and 2003 and related audited statements of income, stockholders' equity and cash flows for the years then ended, prepared in conformity with generally accepted accounting principles, report of independent public accountants, management's discussion and analysis of financial condition and the results of operations are set forth in United Commerce Bank's 2004 Annual Report to Shareholders, which is being delivered to shareholders with this Proxy Statement/Prospectus.

     No historical financial information is available for United Commerce Bancorp since it is a newly formed Indiana corporation.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Management has fixed February 28, 2005 as the Voting Record Date for purposes of determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 965,333 shares of United Commerce Bank's common stock issued and outstanding. Each holder of United
Commerce Bank's common stock will be entitled to one vote for each share of common stock held of record on the books of United Commerce Bank as of the Voting Record Date. The holders of over 50% of the outstanding shares of United Commerce Bank common stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum.

     The presence in person or by proxy of the holders of a majority of the shares of United Commerce Bank common stock outstanding on the Voting Record Date will constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum is present, shareholders who vote in favor, abstain (that is, proxies on which the box labeled "Abstain" has been checked), cast broker non-votes (any shares of United Commerce Bank common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker), or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock of United Commerce Bank as of the Voting Record Date by each person who is known by management to own beneficially 5% or more of the outstanding shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

Name and Address                   Number of Shares of Common           Percent
of Beneficial Owner                 Stock Beneficially Owned            of Class
--------------------------------------------------------------------------------

Thomas G. Risen                          57,500 (1)(2)                  5.90%
211 S. College Avenue
Bloomington, IN 47404
------------------------

(1) Includes options for 8,500 shares granted under the United Commerce Bank 2000 Stock Option Plan (the "Stock Option Plan") which are exercisable within 60 days of the Voting Record Date.

(2) Excludes 3,500 shares owned by Mr. Risen's spouse as to which shares Mr. Risen disclaims beneficial ownership.


                       PROPOSAL ONE: ELECTION OF DIRECTORS

     United Commerce Bank's Articles of Incorporation provide for a Board of Directors consisting of not less than three nor more than 15 members. The Board of Directors adopted a resolution fixing the number of directors at ten. The By-Laws of United Commerce Bank provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Monroe County, Indiana, or a contiguous county thereto. The nominees for director this year are Don A. Adams, Lawrence D. Rink, M.D. and Linda Runkle, each of whom is a current director of United Commerce Bank. If elected by the shareholders at the Annual Meeting, the terms of Mr. Adams, Dr. Rink and Ms. Runkle will expire in 2008.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of United Commerce Bank, including the number and percent of shares of United Commerce Bank common stock beneficially owned by such persons as of the February 28, 2005, the Voting Record Date for the Annual Meeting. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her. No current director, including any nominee for director, is related to any other director, nominee for director or executive officer of United Commerce Bank by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of United Commerce Bank common stock beneficially owned by all directors and executive officers as a group.


                                                                 Director of       Common Stock
                                                                    United      Beneficially Owned
                                                Expiration of      Commerce     as of February 28,     Percentage of
Name                                           Term as Director   Bank Since           2005              Class (1)
-------------------------------------------    ----------------  -----------    -------------------    -------------
Director Nominees
Don A. Adams                                         2008            2000           17,500 (2)             1.81%
Lawrence D. Rink, M.D.                               2008            2000           25,850 (3)             2.68%
Linda Runkle                                         2008            2000           12,000 (4)             1.24%

Directors Continuing in Office
R. Daniel Grossman, M.D.                             2006            2000           20,800 (5)             2.15%
Thomas G. Risen                                      2006            2000           57,500 (6)             5.90%
Sherman R. Bynum                                     2006            2000           17,500 (7)             1.81%
Timothy J. Mitchell                                  2006            2000           17,500 (3)             1.81%
Geoffrey M. Grodner                                  2007            2000           50,559 (8)             5.23%
Elizabeth N. Mann                                    2007            2000           20,000 (3)             2.07%
Thomas C. Martin                                     2007            2000           38,441 (3)             3.98%
All directors and executive officers
   as a group (13 persons)                                                         309,580 (9)           31.03%

(1) Based upon information furnished by the respective directors and director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2) Includes 2,410 shares owned by Mr. Adams' spouse and 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(3) Includes 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(4) Includes 1,000 shares owned by Ms. Runkle's spouse and 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(5) Shares jointly owned by Dr. Grossman and his spouse. Includes 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(6) Includes 8,500 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date. Does not include 3,500 shares owned by Mr. Risen's spouse as to which shares Mr. Risen disclaims beneficial ownership.

(7) Shares are jointly owned by Mr. Bynum and his spouse. Includes 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(8) Includes 500 shares owned by Mr. Grodner's son, 2,500 shares owned by a partnership of which Mr. Grodner is a general partner, 26,059 shares owned by a trust of which Mr. Grodner is the trustee with voting power and 1,000 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

(9) Includes 32,500 shares granted under the Stock Option Plan which are exercisable within 60 days of the Voting Record Date.

     Presented below is certain information concerning the directors and director nominees of United Commerce Bank:

     Thomas G. Risen (age 58) has served as United Commerce Bank's President and Chief Executive Officer since it began operations in January 2000. Prior to the organization of United Commerce Bank, Mr. Risen served as a director and senior officer of Monroe County Bank, the largest local community bank in Bloomington, for 17 years.

     Don A. Adams (age 61) has served for more than five years as the President of America Inbound, a call answering center and paging company based in Bloomington and of Century Services Corporation, an independent security guard company.

     Sherman R. Bynum (age 54) has served as President of Bynum Fanyo and Associates, Inc., a Bloomington, Indiana-based architecture and engineering design firm, since the firm was organized in 1982.

     Geoffrey M. Grodner (age 54) is an attorney with Mallor Clendening Grodner & Bohrer Legal Services in Bloomington, Indiana, where he has practiced law for more than five years.

     R. Daniel Grossman, M.D. (age 53) is an ophthalmic surgeon with Integ Health System, P.C. He has been an ophthalmic surgeon in private practice in Bloomington since 1980.

     Elizabeth  N. Mann (age 57) has  served  since  January 1, 2005 as a Senior
Judge for the State of Indiana. She previously served as a Judge of Monroe Circuit Court IV in Bloomington, Indiana from 1989 through 2004.

     Thomas C. Martin (age 54) has served as President of Bloomington Ford, Inc. and Community Chrysler Plymouth Dodge Jeep, Inc. in Martinsville, Indiana for more than five years.

     Timothy J. Mitchell (age 49) is President and Chief Executive Officer of First Capital Investment Group, Inc., an Indiana-based real estate investment and development company. Mr. Mitchell has held this position since the company's inception in 1991.

     Lawrence D. Rink, M.D. (age 64) has served as Chairman of the Board and chief executive officer of IMA, Inc., the largest multi-specialty physician practice in south central Indiana, for more than five years.

     Linda Runkle (age 54) has served as Division Director, Office of Legal Counsel of the Indiana Department of Environmental Management since 2003. Prior to then she served as the Corporation Counsel (Chief Attorney) for the City of Bloomington, Indiana since 1987.

     The director nominees shall be elected upon receipt of a plurality of votes cast at the annual shareholders meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.


The Board of Directors and its Committees

     During the fiscal year ended December 31, 2004, the board of directors of United Commerce Bank held meetings and acted by written consent 12 times. No director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors during the last fiscal year held while he or she served as a director and of meetings of committees which he or she served during that fiscal year. The Board of Directors of United Commerce Bank has an Audit Committee, Stock Compensation Committee, Compensation Committee and a Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

     The Audit Committee, comprised of Lawrence D. Rink, M.D., Elizabeth N. Mann and Don A. Adams, recommends the appointment of United Commerce Bank's independent accountants, and meets with them to outline the scope and review the results of such audit. The Audit Committee met four times during the fiscal year ended December 31, 2004.

     The Stock Compensation Committee administers the Stock Option Plan. The members of this committee are Sherman R. Bynum and Geoffrey M. Grodner. United Commerce Bank's Compensation Committee establishes compensation for United Commerce Bank's chief executive officer and the amount of bonuses to be paid to United Commerce Bank's executive officers. The members of this Committee are Don
A. Adams and Thomas C. Martin.

     United Commerce Bank's Governance and Nominating Committee selects the individuals who will run for election to United Commerce Bank's Board of Directors each year. Its members for this year's nominations were Linda Runkle, Thomas C. Martin and Timothy J. Mitchell.


Compensation of Directors

     United Commerce Bank pays its directors a monthly retainer of $350. Directors do not receive additional fees for attending committee meetings. Total fees paid to United Commerce Bank's directors for the year ended December 31, 2004 were approximately $42,000.


Executive Officers

     The executive officers of United Commerce Bank are identified below. The executive officers are elected annually by United Commerce Bank's Board of Directors.

  Name                        Position with United Commerce Bank
  -----------------------     -------------------------------------------------
  Thomas G. Risen             President and Chief Executive Officer
  David L. Musgrave           Senior Vice President and Chief Financial Officer
  Charles E. Thompson         Senior Vice President and Cashier
  Jerry L. Towle              Senior Vice President and Senior Loan Officer

     Thomas G. Risen (age 59) has served as United Commerce Bank's President and Chief Executive Officer since it began operations in January 2000.

     David L. Musgrave (age 56) has served as United Commerce Bank's Chief Financial Officer since January 2000.

     Charles E. Thompson (age 57) has served as United Commerce Bank's Cashier since January 2000.

     Jerry L. Towle (age 52) has served as United Commerce Bank's Senior Loan Officer since February 2000.

Remuneration of Named Executive Officer

     The following table sets forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of United Commerce Bank for the fiscal years ended December 31, 2004, 2003 and 2002 and to the other named executive officers for the fiscal year ended December 31, 2004. There were no other executive officers of United Commerce Bank who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2004.


                                                                Summary Compensation Table
                                    -------------------------------------------------------------------------------------
                                                                                 Long Term Compensation
                                                                                 ----------------------
                                              Annual Compensation                        Awards
                                    -----------------------------------------  ------------------------------------------
                                                                   Other                                       All
                                                                   Annual       Restricted    Securities       other
Name and                   Fiscal                                 Compen-      Stock Awards   Underlying      Compen-
Principal Position          Year    Salary ($)(1)   Bonus ($)    sation($)(2)      ($)        Options (#)    sation($)(3)
---------------------      ------   -------------   ---------    ------------  ------------   -----------    ------------
Thomas G. Risen            2004       $108,046       $52,868         --            --            --          $3,918
President and Chief        2003       $104,200       $21,089         --            --            --          $3,027
Executive Officer          2002       $103,600          --           --            --            --          $2,500

David L. Musgrave          2004       $  88,138      $26,434         --            --            --          $2,864
Senior Vice President,
CFO

Charles E. Thompson        2004       $  88,138      $26,434         --            --            --          $2,206
Senior Vice President,
Cashier

Jerry L. Towle             2004       $  88,138      $26,434         --            --            --          $2,864
Senior Vice President,
Senior Loan Officer

(1) This column includes directors fees of $4,200 in each of 2004 and 2003 and $3,600 in 2002 paid to Mr. Risen.

(2)  The  Named  Executive  Officers  received  certain  perquisites,   but  the
     incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their respective salary and bonus.

(3)  All  Other   Compensation   includes   United   Commerce   Bank's  matching
     contribution under its 401(k) Plan.

     Management believes that the bonuses paid to the named executive officers during 2004, which were based upon profits earned by United Commerce Bank during the 2003 fiscal year, are not indicative of bonuses that will be paid in future periods. During 2003, United Commerce Bank did not incur any income tax expense due to the carry-forward of net operating losses from prior years, and the bank earned significant fee income from the origination and sale in the secondary market of mortgage loans due primarily to the low interest rates prevailing during that fiscal year. United Commerce Bank paid bonuses during 2005 of approximately $10,000 to Mr. Risen and $5,000 to the other named executive offices based upon the bank's fiscal 2004 earnings.


Stock Options

     The following table includes the number of shares covered by exercisable and unexercisable stock options held by the named executive officers set forth above as of December 31, 2004. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


                             Outstanding Option Grants and Value Realized as of 12/31/04
                                 Number of Securities Underlying              Value of Unexercised In-the-Money
                                       Unexercised Options                                Options at
                                     at Fiscal Year End (#)                         Fiscal Year End ($)(1)
                             -------------------------------------------    ---------------------------------------
Name                           Exercisable           Unexercisable            Exercisable           Unexercisable

Thomas G Risen                    8,500                    --                   $21,250                  --
David L. Musgrave                 5,000                    --                   $12,500                  --
Charles E. Thompson               5,000                    --                   $12,500                  --
Jerry L. Towle                    5,000                    --                   $12,500                  --


(1) Amounts reflecting gains on outstanding options are based on the closing price per share for the shares on December 31, 2004, which was $12.50 per share.

No stock options were exercised during fiscal 2004 by any of the named executive officers.


Employment Contract

     On January 12, 2000, United Commerce Bank entered into a three-year employment contract with Mr. Risen. The contract with Mr. Risen extends annually for an additional one-year term to maintain its three-year term if United Commerce Bank's Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Risen receives a salary of $100,000 under the contract, subject to increases or decreases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to United Commerce Bank's employees. Mr. Risen may terminate his employment upon 60 days' written notice to United Commerce Bank. United Commerce Bank may discharge Mr. Risen for cause (as defined in the contract) at any time or in certain specified events. If United Commerce Bank terminates Mr. Risen's employment for other than cause or if Mr. Risen terminates his own employment for cause (as defined in the contract), Mr. Risen will receive his base compensation under the contract for an additional three years if the termination follows a change of control in United Commerce Bank, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, Mr. Risen will continue to participate in United Commerce Bank's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of 90 days after such termination following a change of control, Mr. Risen will have the right to exercise in whole or in part any stock options granted to him by United Commerce Bank whether or not the option was exercisable upon the date he receives notice of his termination. If the payments provided for in the contract, together with any other payments made to Mr. Risen by United Commerce Bank, are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause United Commerce Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Risen if the contract were terminated after a change of control of United Commerce Bank, without cause by United Commerce Bank, or for cause by Mr. Risen, would be $300,000. For purposes of this employment contract, a change of control of United Commerce Bank is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act.

     The employment contract protects United Commerce Bank's confidential business information and protects United Commerce Bank from competition by Mr. Risen should he voluntarily terminate his employment without cause or be terminated by United Commerce Bank for cause.


Transactions with Management

     United Commerce Bank follows a policy of entering into banking transactions, including loans, in the normal course of business, with its directors, officers, employees, principal shareholders or those corporations or persons who may be affiliated or related to such individuals. Such transactions are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve any more than the normal risk of collectibility. Furthermore, each loan which is granted to an officer, principal shareholder, director or affiliate is reported to or approved by the Board of Directors and is subject to regulations of the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation.

     All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. At December 31, 2004, total extensions of credit to directors, executive officers and their associates totaled approximately $5.3 million, with an outstanding balance of approximately $4.4 million, or approximately 55.0% and 46.5%, respectively, of United Commerce Bank's consolidated shareholders' equity as of that date.

     United Commerce Bank has operated from its main office at 211 South College Avenue since it commenced operations in January 2000. Originally, the Bank entered into a lease agreement for the premises with CRTM Realty which, at that time, was controlled by Thomas C. Martin, a director of the Bank. CRTM Realty subsequently assigned the lease to Community Bank Realty, LLC, an Indiana limited liability company whose membership consists solely of the directors of United Commerce Bank. This conveyance did not affect the amount of rent paid by United Commerce Bank under its lease with CRTM Realty, which provided for annual rent of approximately $193,700, payable in monthly installments.

     Management believes that the terms of this lease were no less favorable to United Commerce Bank than could have been obtained from a non-affiliated party. Further, under this arrangement, the landlord under the lease rather than United Commerce Bank paid the significant renovation costs that were necessary to make the premises suitable for banking operations, and was able to commence these renovations before the proceeds from the initial stock offering were available. Management believes that this arrangement benefited United Commerce Bank by permitting it to deploy its initial capital in areas directly related to its banking operations rather than pay a material portion of its initial capital to cover these renovation costs.

     On January 7, 2005, United Commerce Bank purchased its main banking facility from Community Bank Realty LLC for $1,970,000. This purchase price was based upon the average of two appraisals of the facility's market value provided by two independent and qualified appraisal firms. Based upon these appraisals and its estimate that the purchase of the banking facility will save United Commerce Bank approximately $60,000 per year over the remaining term of the lease, the Board of Directors determined that the transaction was fair to United Commerce Bank.

     The law firm of Mallor, Clendening, Grodner & Bohrer Legal Services based in Bloomington, Indiana (of which Geoffrey M. Grodner, a director of United
Commerce Bank and United Commerce Bancorp is a partner) serves as counsel to United Commerce Bank in connection with loan delinquencies, title searches and related matters. The Bank expects to continue using the services of the law firm for such matters in the current fiscal year.

               PROPOSAL TWO: APPROVAL OF REORGANIZATION AGREEMENT


General

     Shareholders of United Commerce Bank are being asked to consider and vote upon a proposal to approve the Reorganization Agreement, pursuant to which the business of United Commerce Bank will be conducted as a wholly-owned subsidiary of United Commerce Bancorp, which is an Indiana corporation formed by United Commerce Bank for the specific purpose of becoming the bank holding company for United Commerce Bank. The terms of the Reorganization are set forth in the Reorganization Agreement, a copy of which is attached as Appendix A.

     Following the consummation of the Reorganization, (i) United Commerce Bank will continue to exist as an Indiana bank and will continue to be regulated by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation, (ii) United Commerce Bank's deposits will continue to be insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law; (iii) United Commerce Bank will continue to be managed by its current Board of Directors and management; and (iv) United Commerce Bank will continue to engage in substantially the same business and activities in which it is presently engaged at all of its presently established branch offices. See "United Commerce Bank."

     The Board of Directors of United Commerce Bank has unanimously approved the proposed Reorganization and recommends that the shareholders vote "For" the proposal.


Description of Reorganization Agreement

     Assuming that all required approvals are obtained, upon the completion date of the Reorganization, the shares of capital stock of United Commerce Bank will be exchanged as follows:

     o Each share of United Commerce Bank's outstanding common stock will be exchanged for one share of United Commerce Bancorp's common stock. Shareholders of United Commerce Bank will be entitled, but are not required, to exchange their present share certificates for new certificates evidencing shares of United Commerce Bancorp's common stock. Until the certificates are exchanged, the certificates for shares of United Commerce Bank's common stock after the Reorganization will be deemed to represent shares of United Commerce Bancorp's common stock.

     o Options to purchase shares of United Commerce Bank's common stock under the Stock Option Plan will be assumed by United Commerce Bancorp with the same terms and conditions and for the same number of shares of United Commerce Bancorp's common stock.

     o Notwithstanding the foregoing, shares of United Commerce Bank common stock which are issued and outstanding immediately prior to the consummation of the transaction and which are held by shareholders who voted such shares in opposition to the adoption and approval of the Reorganization Agreement and who have properly exercised their dissenters' rights under the Indiana Dissenters' Rights Statute, IND. CODE 28-1-7.5-8, ("Dissenting Shares") shall not be converted into or be exchangeable for shares of United Commerce Bancorp, but shall be entitled to receive such consideration as shall be determined pursuant to the Indiana Dissenters' Rights Statute. The right of such a shareholder to receive such consideration for his or her shares shall cease, however, if the shareholder does not comply with each of the requirements of the Indiana Dissenters' Rights Statute, and the status of such person as a shareholder will be restored. A copy of the Indiana Dissenters' Rights Statute is attached to this Proxy Statement/Prospectus as Exhibit B.

     o The shareholders of United Commerce Bank (other than those with Dissenting Shares) will become shareholders of United Commerce Bancorp. It is not expected that the Reorganization will result in any changes in United Commerce Bank's shareholders' relative equity ownership interest in United Commerce Bank's assets. As shareholders of United Commerce Bancorp, United Commerce Bank's shareholders will have essentially the same rights to govern that corporation's activities as they have with respect to United Commerce Bank. However, as shareholders of United Commerce Bancorp, they will not be entitled to vote on matters requiring the approval of United Commerce Bank's shareholders, as United Commerce Bancorp will own 100 percent of United Commerce Bank. Shareholders of United Commerce Bancorp will be entitled to vote on those matters affecting United Commerce Bancorp. A discussion of those rights is contained in the section entitled, "Capital Stock of United Commerce Bank and United Commerce Bancorp."

     o United Commerce Bancorp will adopt the Stock Option Plan which will automatically, and without further action on the part of the shareholders, become the stock option plan of United Commerce Bancorp. All options previously granted will become an equal number of options to purchase shares of United Commerce Bancorp instead of shares of United Commerce Bank. The Board of Directors of United Commerce Bancorp may grant further options to purchase common stock under the Stock Option Plan, in accordance with the terms of the Stock Option Plan.


Recommendation and Reasons

     In the opinion of United Commerce Bank's Board of Directors, a bank holding company structure will provide the bank with certain advantages in comparison to its present corporate structure. These advantages include additional flexibility in expanding United Commerce Bank's business through the acquisition of other financial institutions, raising additional capital through borrowing (if needed), subject to applicable regulatory requirements, repurchasing securities, and acquiring or establishing other businesses related to banking.

     Recent legislation, economic conditions and actions by financial institution regulators have combined to result in a period of consolidation in the bank and thrift industries, and the Board of Directors believes United Commerce Bank may have opportunities to expand its business and geographic markets through the acquisition of other financial institutions or of branch offices of other institutions. A bank holding company form of organization will provide United Commerce Bank with the greatest amount of flexibility in responding quickly to expansion opportunities. For instance, United Commerce Bank is not permitted to own a separate bank or thrift institution. In a holding company structure, on the other hand, a financial institution could be acquired and operated as a separate entity if it was desirable to do so. While United Commerce Bank and United Commerce Bancorp might in the future consider making acquisitions, neither entity is presently conducting discussions with any potential candidate for acquisition or otherwise has any current intention to engage in such a transaction.

     A bank holding company structure may provide more alternatives in the raising of funds required by United Commerce Bank, or other subsidiaries of United Commerce Bancorp, particularly under changing conditions in financial and monetary markets. Indeed, if a subsidiary of the holding company required additional capital, the holding company might raise that capital by relying on its own borrowing capacity reflecting all of its subsidiaries, thereby eliminating the need to sell additional equity capital. While there currently are no plans for United Commerce Bancorp to borrow funds for the use of or to contribute to the capital of United Commerce Bank (nor is United Commerce Bank presently in need of additional capital funds to meet the capital adequacy requirements of federal and state regulatory authorities), management believes that the added borrowing flexibility provided by a holding company structure is desirable. There can be no assurance, however, as to the method or type of financing arrangements that will be available to United Commerce Bancorp if the Reorganization Agreement is approved.

     The Bank may not repurchase shares of its own capital stock except after application and receipt of specific approval by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. Consequently, if situations arose where the Board of Directors considered a repurchase of shares to be in United Commerce Bank's best interests, the bank's ability to respond would be subject to such conditions. Assuming that United Commerce Bank continues to be well-capitalized, however, United Commerce Bancorp under current regulations of the Federal Reserve Board would probably qualify to repurchase its shares without Federal Reserve Board or other regulatory approval, provided that United Commerce Bancorp's capital exceeds the standards for a "well-capitalized" bank both before and after any such repurchases, its Federal Reserve Board examination results in a rating of "1" or "2," and there are no unresolved supervisory issues with respect to United Commerce Bancorp.

     A holding company structure also will provide United Commerce Bancorp with flexibility to engage in other financial services activities through newly formed subsidiaries or through the acquisition of existing companies. United Commerce Bancorp does not expect to engage in any activities other than the operation of United Commerce Bank in the reasonably foreseeable future. Under a holding company structure, however, United Commerce Bancorp will be positioned to engage in additional activities (subject to required regulatory approvals) in the event that, in the future, such a course of action would be considered to be in its best interests. See "Supervision And Regulation."


Exchange of Certificates

     Shareholders of United Commerce Bank will not be required to exchange the certificates representing their existing ownership of United Commerce Bank common stock ("Old Certificates") for new certificates representing shares of United Commerce Bancorp common stock. Following the effective date of the Reorganization, United Commerce Bank's existing shareholders will be entitled to receive, upon the surrender by them to United Commerce Bancorp of all Old Certificates, a certificate or certificates representing the number of shares of United Commerce Bancorp common stock to which they are entitled. Until a shareholder surrenders his or her Old Certificates in this manner, each Old Certificate will be deemed for all corporate purposes to evidence the ownership of the same number of shares of United Commerce Bancorp common stock. Shareholders whose Old Certificates have been lost or are missing may be required to make certain special arrangements in order to receive their certificates representing United Commerce Bancorp common stock, including the furnishing to Bancorp or its stock transfer agent of certain affidavits and/or a bond or other form of indemnification.


Ratification and Approval of the Reorganization Agreement; Effective Date

     Completion of the Reorganization between United Commerce Bank and United Commerce Bancorp is conditioned upon obtaining the required shareholder and regulatory approvals. Applications for the necessary approvals have been filed with the Federal Reserve Board and the Indiana Department of Financial Institutions. The Indiana Department of Financial Institutions has conditionally approved the application to form a bank holding company filed by United Commerce Bank, subject to the satisfaction of certain standard conditions. The application to register United Commerce Bancorp as a bank holding company is now pending before the Federal Reserve Board. If any of the above regulatory agencies should fail to give the required approval for this transaction within a reasonable time, or if United Commerce Bank is unable to satisfy the conditions set for in the conditional approval letter issued by the Indiana Department of Financial Institutions, the Board of Directors of United Commerce Bank reserves the right, in its sole discretion, to terminate and cancel the Reorganization Agreement. It is presently contemplated that the completion date of the Reorganization will be in the second quarter of 2005.

     The proposal to approve the Reorganization Agreement requires the affirmative vote of a majority of the shares of United Commerce Bank common stock outstanding on the Voting Record Date. The presence in person or by proxy of the holders of a majority of the shares of United Commerce Bank common stock outstanding on the Voting Record Date will constitute a quorum for the transaction of business at the Annual Meeting. United Commerce Bank will count abstentions (that is, proxies on which the box labeled "Abstain" has been checked) and broker non-votes (any shares of United Commerce Bank common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker) for purposes of establishing the presence of a quorum at the meeting. For purposes of counting votes at the Annual Meeting with regard to the proposal to approve the Reorganization, both abstentions and broker non-votes are treated as votes "against" the Reorganization. For this reason, it is very important that you execute and return the enclosed proxy card as soon as possible. The Board of Directors of United Commerce Bank unanimously recommends that you vote "FOR" the Reorganization.

     The proposal to adjourn or postpone the Annual Meeting for the purpose of allowing additional time for the solicitation of proxies from United Commerce Bank shareholders to approve the Reorganization Agreement requires the affirmative vote of a majority of the shares of United Commerce Bank common stock present in person or by proxy at the meeting.


Termination of the Reorganization Agreement

     The Reorganization Agreement may be terminated, whether before or after shareholder approval, in the sole discretion of United Commerce Bank's Board of Directors if, among other things: (i) the number of Dissenting Shares cast against the Reorganization makes the consummation of the Reorganization unwise in the opinion of United Commerce Bank's Board of Directors; (ii) any suit or proceeding is instituted or threatened that seeks to restrain or prohibit the Reorganization; (iii) the Reorganization is not approved by United Commerce

Bank's shareholders at the Annual Meeting; or (iv) United Commerce Bank's Board of Directors determines that consummation of the Reorganization is inadvisable.

     If the Reorganization is consummated, the expenses of the Reorganization will be apportioned between United Commerce Bank and United Commerce Bancorp in a manner consistent with applicable law or generally accepted accounting principles. If the Reorganization is not consummated, United Commerce Bank will pay the reasonable expenses incurred in preparing this Proxy Statement/Prospectus and preparing for the Annual Meeting.


Federal Income Tax Consequences

     The Reorganization Agreement has been structured to qualify the Reorganization as a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Board of Directors of United Commerce Bank has received a satisfactory opinion regarding the nontaxability of the proposed transaction.

     As the Reorganization will be treated as a tax-free reorganization, it will have the following federal income tax consequences:

     o    No gain or loss will be recognized  by United  Commerce Bank or any of
          the  other  parties  to  the   Reorganization   as  a  result  of  the
          Reorganization.

     o No gain or loss will be recognized by the shareholders of United Commerce Bank upon the exchange of their shares of United Commerce Bank's common stock solely for shares of United Commerce Bancorp's common stock.

     o The basis of the shares of United Commerce Bancorp's common stock to be received by shareholders of United Commerce Bank will be the same as the basis of the shares of United Commerce Bank's common stock surrendered in exchange for the shares.

     o The holding period of the shares of United Commerce Bancorp's common stock to be received by shareholders of United Commerce Bank will include the holding period of the shares of United Commerce Bank's common stock surrendered in exchange for the shares, provided that such stock is held as a capital asset on the date of the completion of the Reorganization.

     o In the case of a dissenting shareholder who receives cash in exchange for all of his or her shares of United Commerce Bank stock, the cash will be treated as received by such shareholder as a distribution in redemption of the shareholder's United Commerce Bank stock, subject to the provisions and limitations of section 302 of the Internal Revenue Code. Unless the redemption is treated as a dividend under section 302(d) of the Internal Revenue Code, the shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the United Commerce Bank stock redeemed. The gain or loss will be capital gain or loss if the United Commerce Bank stock was held by the shareholder as a capital asset. If, on the other hand, the redemption is treated as a dividend under section 302(d) of the Internal Revenue Code, the full amount of cash received by the shareholder will be treated as ordinary income or qualified dividend income.

     Management cannot advise individual shareholders and prospective shareholders of the proper tax consequences or suggest the methods of reporting the Reorganization. Each shareholder is advised to contact his or her accountant or tax counsel with respect to the

Reorganization and the means of reporting the transaction as well as regarding the state and local tax consequences which may or may not parallel the federal income tax consequences.


Dissenter's Rights

     Pursuant to the Indiana Dissenters Rights Statute (IC 28-1-7.5-8), the shareholders of United Commerce Bank have dissenters' rights with respect to the proposed Reorganization and the issuance to them of shares of United Commerce Bancorp common stock in exchange for their shares of United Commerce Bank common stock. The Indiana Dissenters Rights Statute authorizes shareholder of United Commerce Bank to demand payment in cash for the fair value of his or her shares of common stock determined as of the day before the date on which the vote was taken approving the Reorganization Agreement. To claim this right a United Commerce Bank shareholder who desires to exercise his or her rights as a dissenting shareholder must (a) vote in opposition to the plan of exchange presented to the shareholders for approval at the Annual Meeting, and (b) make written objection to the exchange within thirty days after the date of the meeting and demand that United Commerce Bank pay to the dissenting shareholder the value of his or her shares.

     A dissenting shareholder who makes such a demand for payment may not withdraw his or her demand without the consent of United Commerce Bank. In addition, a dissenting shareholder will be entitled to payment for his or her shares, as provided under the statute, but will cease to be a shareholder and will no longer be entitled to vote or to exercise any other rights of a shareholder with regard to the shares of United Commerce Bank common stock he or she holds. The dissenting shareholder's status as a shareholder will be restored if United Commerce Bank consents to a request by the shareholder to withdraw his or her demand, the plan of exchange is abandoned, the shareholders revoke the authority to consummate the Reorganization into a holding company structure, a petition for the determination of value of the shares held by the dissenting shareholder is not filed within the time provided in the Indiana Dissenters Rights Statute (discussed below) or a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided under the statute.

     If the Reorganization Agreement is approved and the Reorganization is consummated, United Commerce Bank must pay to a shareholder who properly dissents, upon surrender of the certificate or certificates representing the shares of Bank common stock held by the shareholder, the value of the shares determined as of the day before the date of the Annual Meeting at which the Reorganization Agreement was approved. If the Reorganization is consummated, United Commerce Bank must, within ten days of the date of consummation, deliver to any dissenting shareholder who has made a proper demand for payment a written offer to pay a specified price considered by United Commerce Bank to be the value of the shares held by the dissenting shareholder. If, within thirty days after the consummation of the Reorganization, United Commerce Bank and the dissenting shareholder agree on the price to be paid for the shares held by the dissenting shareholder, United Commerce Bank must pay the dissenting shareholder for those shares within ninety days of the date of the consummation of the Reorganization. If United Commerce Bank and dissenting shareholder do not agree within thirty days of the consummation of the Reorganization on the price to be paid for the shares held by the dissenting shareholder, then either United Commerce Bank or the dissenting shareholder may file a petition in a circuit or superior court in Monroe County, Indiana requesting that the court determine the value of the shares. Any such action must be filed within 90 days of the consummation of the Reorganization.

     See the full text of the Indiana Dissenters Rights Statute of Exhibit B to this Prospectus/Proxy Statement.

     To perfect rights of dissent, a United Commerce Bank shareholder must vote in opposition to the Reorganization Agreement and must deliver a written demand for payment in accordance with the requirements of the Indiana Dissenters Rights Statute. This summary of the dissenters' rights of United Commerce Bank shareholders does not purport to be complete and is qualified in its entirety by the statutory provisions attached to this prospectus as Exhibit B. Any individual considering exercising rights of dissent should carefully read and consider the information disclosed in Exhibit B and consult with an independent investment advisor before exercising rights of dissent.


No Insider Interests in the Proposed Transaction

     No consideration, monetary or otherwise, has been given or offered to any shareholder, officer, or director, or any member of their immediate families, of United Commerce Bank or United Commerce Bancorp in connection with the Reorganization.


Federal Securities Law

     United Commerce Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of its common stock to be issued in the Reorganization. United Commerce Bancorp does not intend to register its common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to an exemption from registration provided thereunder. As a result, United Commerce Bancorp will not be subject to the information, proxy solicitation and other requirements of the Exchange Act and the related rules and regulations of the Securities and Exchange Commission following the consummation of the Reorganization.

     Shares of United Commerce Bancorp common stock held by persons who are affiliates of United Commerce Bancorp or United Commerce Bank may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 or pursuant to another exemption from registration under the Securities Act.


                                    DIVIDENDS


United Commerce Bank.

     Holders of United Commerce Bank common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Capital Stock of United Commerce Bank and United Commerce Bancorp -- Dividends Rights." To date, no cash or stock dividends have been paid by United Commerce Bank. Whether or not dividends will be paid in the future will be determined by the bank's Board of Directors after consideration of various factors. United Commerce Bank's profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by United Commerce Bank. In any event, after the Reorganization, any dividends paid by United Commerce Bank will be paid to United Commerce Bancorp.

United Commerce Bancorp

     Holders of United Commerce Bancorp common stock will be entitled to receive such dividends as may be declared by the Board of Directors of United Commerce Bancorp out of funds legally available therefor. See "Capital Stock of United Commerce Bank and United Commerce Bancorp -- Dividends Rights." While United Commerce Bancorp will not be subject to certain restrictions on dividends and stock redemptions and repurchases applicable to United Commerce Bank, the ability of United Commerce Bancorp to pay dividends to the holders of its stock will depend to a large extent upon the amount of dividends paid by United Commerce Bank to United Commerce Bancorp. The ability of United Commerce Bank to pay dividends in the future will depend upon the earnings and financial condition of United Commerce Bank. United Commerce Bancorp has not adopted a dividend policy.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table sets forth the audited actual capitalization of United Commerce Bank at December 31, 2004 and the pro forma capitalization of United Commerce Bank and United Commerce Bancorp on a consolidated basis to reflect the completion of the reorganization.


                                                                                           Pro Forma of United
                                                                                          Commerce Bancorp and
                                                             United Commerce Bank (1)     United Commerce Bank
                                                                   12/31/2004                  12/31/2004
                                                                   (Audited)                   (Unaudited)
                                                             ------------------------     ---------------------
Shareholders' Equity:
   Preferred stock                                             $                   --        $                  --
   Common stock (2)                                                                --                      965,333
   Additional paid-in capital                                               9,058,008                    8,092,675
   Retained earnings                                                          494,837                      494,837
   Accumulated other comprehensive loss                                          (823)                        (823)
                                                               ----------------------        ---------------------
            Total                                              $            9,552,022        $           9,552,022
                                                               ======================        =====================
Per Share Data:
   Preferred stock, no par value
       Authorized                                                           1,000,000                    1,000,000
       Outstanding                                                                 --                           --

   Common stock, no par value, $1.00 stated value (2)
       Authorized                                                           4,000,000                    4,000,000
       Outstanding                                                            965,333                      965,333


(1)  Capital stock and outstanding shares are stated as of December 31, 2004.

(2) The common stock of United Commerce Bank has no par value and no stated value. The common stock of United Commerce Bancorp has no par value, but has a stated value of $1.00 per share.



     As of December 31, 2004, United Commerce Bank had issued and outstanding 965,333 shares of common stock. As of that date, shareholders' equity of United Commerce Bank was $9.5 million with a resultant book value of $9.90 per share for United Commerce Bank common stock. After the reorganization and the one-for-one share exchange of United Commerce Bank common stock for United Commerce Bancorp common stock, and based on the shares outstanding as of the February 28, 2005 record date, United Commerce Bancorp will have 965,333 shares of common stock issued and outstanding and will have an additional 89,667 shares of common stock reserved for issuance under the United Commerce Bank 2000 Stock Option Plan.


                              UNITED COMMERCE BANK


General

     United Commerce Bank is a state-chartered, locally-owned and managed commercial bank formed for the purpose of serving the financial needs of the residents of Monroe County, Indiana. United Commerce Bank's application for a charter was approved by the Indiana Department of Financial Institutions on October 14, 1999, and its Application for Deposit Insurance was approved by the Federal Deposit Insurance Corporation on October 25, 1999. United Commerce Bank was incorporated on December 28, 1999, and commenced operations on January 31, 2000.


Bank Services

     United Commerce Bank conducts business from its office in Bloomington (Monroe County), Indiana located at 211 South College Avenue, Bloomington, Indiana 47404 and from a branch office located at 1285 South College Mall Road, Bloomington, Indiana, that opened in August 2002. United Commerce Bank's telephone number is (812) 336-2265. At December 31, 2004, United Commerce Bank had total assets of $123.0 million, total liabilities of $113.5 million, including $112.5 million of deposits, and total shareholder's equity of $9.6 million. The deposits of United Commerce Bank are insured by the FDIC under the Bank Insurance Fund ("BIF"). United Commerce Bank is subject to regulation and examination by the DFI and the FDIC.

     United Commerce Bank primarily engages in attracting deposits from the general public and originating commercial, real estate and consumer loans to individuals and businesses primarily located in Monroe County, Indiana, and purchasing certain investment securities. Consumer loans include, among others, new and used automobile loans and other secured and unsecured personal loans. United Commerce Bank offers commercial loans to area businesses in addition to new home construction loans and business lines of credit. United Commerce Bank also invests in various U.S. Treasury, federal agency, state, municipal and other investment securities permitted by applicable laws and regulations.

     At December 31, 2004, approximately 80.8% of United Commerce Bank's depositors resided in Monroe County. At December 31, 2004, United Commerce Bank exceeded all of its minimum capital requirements.


Lending Activities

     United Commerce Bank's principal source of funds for its lending activities includes deposits received from the general public, the repayment of loans and the maturity of investment securities. United Commerce Bank's revenue consists primarily of interest income generated by its lending activities and interest earned on investment securities. At December 31, 2004, United Commerce Bank's net loan portfolio totaled $105.5 million. Also, at that date, loans secured by residential real estate amounted to $54.3 million or 51.0% of United Commerce Bank's total loan portfolio, commercial loans amounted to $47.4 million or 44.5% of United Commerce Bank's total loan portfolio, and consumer loans amounted to $4.8 million, or 4.5% of United Commerce Banks total loan portfolio.

     Residential Loans. The primary lending activity of United Commerce Bank has been the origination of conventional loans for the acquisition or construction of single-family residences. These types of loans are secured by a mortgage on the underlying real estate and improvements thereon, if any.

     Commercial Loans. United Commerce Bank also originates loans to businesses primarily located in Monroe County, Indiana. Commercial loans typically are secured by the non-real estate assets of the borrower, or may be made on an unsecured basis. In some cases, United Commerce Bank may obtain guarantees from the principals of the business to which a loan is made. Commercial loans typically have a term of up to three years, and have an adjustable interest rate. United Commerce Bank's lending policy restricts the amount of a commercial loan to an amount not to exceed 80% of the assets that secure the loan or, in the case of unsecured loans in an amount that is consistent with prudent underwriting practices.

     Consumer Loans. United Commerce Bank makes various types of consumer loans, including loans to depositors secured by pledges of their deposit accounts, new and used automobile loans, and secured and unsecured personal loans.


Competition

     United Commerce Bank faces strong competition for deposits, loans and other financial services from numerous Indiana and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, equipment leasing companies, insurance companies, mutual funds and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which United Commerce Bank competes are not subject to the same degree of regulation. Many of the financial institutions aggressively compete for business in United Commerce Bank's market areas. Many of these competitors have been in business for many years, have established customer bases, have substantially higher lending limits than United Commerce Bank, are larger and will be able to offer certain services that United Commerce Bank does not currently offer. In addition, most of these entities have greater capital resources than United Commerce Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could United Commerce Bank.

     The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. United Commerce Bank competes for loan originations primarily through the efficiency and quality of the services it provides and by offering competitive interest rates and fees. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors that are not readily predictable.


Employees

     As of December 31, 2004, United Commerce Bank had 33 full-time employees and 4 part-time employees. None of the employees is represented by a collective bargaining group. Management considers its employee relations to be good.

Properties

     United Commerce Bank conducts its operations and maintains its headquarters at its main office located at 211 South College Avenue in Bloomington, Indiana, and from a branch office located at 1285 South College Mall Road in Bloomington, Indiana. Management believes that its existing facilities are adequate for its present purposes and anticipated growth in the foreseeable future.


Legal Proceedings

     From time to time, United Commerce Bank is a party to claims and legal proceedings arising in the ordinary course of business. United Commerce Bank's management is not aware of any material pending litigation proceedings to which it is a party or has recently been a party to, which will have a material adverse effect on the financial condition or results of operations of United Commerce Bank.


Management

     For information regarding the Bank's management, including share ownership of management and executive compensation, see "Proposal One: Election of Directors."


                             UNITED COMMERCE BANCORP


Organization

     United Commerce Bancorp was organized and incorporated under the laws of the State of Indiana on January 14, 2005, at the direction of the Board of Directors of United Commerce Bank for the purpose of becoming a bank holding company to acquire all of the outstanding capital stock of United Commerce Bank. The principal location of United Commerce Bancorp and its operations will be at the main office of United Commerce Bank located at 211 South College Avenue, Bloomington, Indiana 47404. United Commerce Bancorp will have no capital stock issued until after the shareholders of United Commerce Bank have approved the Reorganization Agreement and the Reorganization is completed.

     The holding company structure will provide United Commerce Bancorp with greater flexibility than is currently available to United Commerce Bank to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. See "Supervision and Regulation -- United Commerce Bancorp." United Commerce Bancorp has no present plans or proposals, however, regarding diversification, acquisitions or expansion, or to sell its assets, merge or consolidate with any other person, nor does it have any present plans or proposal to liquidate United Commerce Bank, to sell its assets or merge or consolidate it with any person. Moreover, United Commerce Bancorp has no present plans or proposals to make any other material change in its own investment policy, business, corporate structures or management or those of United Commerce Bank. United Commerce Bancorp initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize the support staff of United Commerce Bank from time to time.


Management and Directors

     The Board of Directors of United Commerce Bancorp consists of the same individuals who serve as directors of United Commerce Bank. United Commerce Bancorp's Articles of

Incorporation and Bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. United Commerce Bancorp's Bylaws provide that Directors must have their primary domicile in Monroe County, Indiana, or a contiguous county thereto. United Commerce Bancorp's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The terms of the present directors expire at United Commerce Bancorp's first shareholders' meeting, which is anticipated to be held in April, 2006. At that meeting, it is anticipated that the directors will be nominated to serve for the same terms that they currently serve on the Board of Directors of United Commerce Bank.

     The executive officers of United Commerce Bancorp are identified below.

           Name                            Position with United Commerce Bancorp
           -------------------------       -------------------------------------
           Thomas G. Risen                 President and Chief Executive Officer
           David Musgrave                  Treasurer
           Geoffrey Grodner                Secretary

     Upon completion of the Reorganization, the business of United Commerce Bank will be conducted as a subsidiary of United Commerce Bancorp, and will be carried on with the same directors, officers, personnel, property and name as before the transaction. United Commerce Bancorp directors shall serve until their successors have been duly elected and qualified at United Commerce Bancorp next annual meeting of shareholders. United Commerce Bancorp will not pay its executive officers any amounts in addition to the amounts they receive as executive officers of United Commerce Bank. United Commerce Bank will carry on its business after the Reorganization as a wholly-owned subsidiary of United Commerce Bancorp, and will operate with the same officers, employees and properties with which it currently conducts its business.


                           SUPERVISION AND REGULATION


United Commerce Bank

     General. United Commerce Bank is an Indiana-chartered bank, and its deposit accounts are insured by United Commerce Bank Insurance Fund of the Federal Deposit Insurance Corporation. United Commerce Bank is subject to the examination, supervision, reporting and enforcement requirements of the Indiana Department of Financial Institutions, as the chartering authority for Indiana banks, and the Federal Deposit Insurance Corporation, as administrator of United Commerce Bank Insurance Fund and as the primary federal regulator of United Commerce Bank.

     The growth and earnings performance of United Commerce Bank can be affected not only by management decisions and general economic conditions, but also by the policies of various governmental regulatory authorities including, but not limited to, the Indiana Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Internal Revenue Service and state taxing authorities. Financial institutions are extensively regulated under federal and state law. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions such as United Commerce Bank regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to United Commerce Bank establishes a comprehensive framework for its operations and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and the depositors, rather than the shareholders, of United Commerce Bank.

     The following references to material statutes and regulations affecting United Commerce Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of United Commerce Bank.

     Deposit Insurance. As a Federal Deposit Insurance Corporation-insured institution, United Commerce Bank is required to pay deposit insurance premium assessments to the Federal Deposit Insurance Corporation. The amount each institution pays for deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the Federal Deposit Insurance Corporation) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the Federal Deposit Insurance Corporation) and considered of substantial supervisory concern pay the highest premium. For the semiannual assessment period which began January 1, 2004, Bank Insurance Fund assessments ranged from 0.0% of deposits for institutions that are well-capitalized to 0.27% of deposits for other institutions. United Commerce Bank paid deposit insurance assessments of approximately $13,600 during 2004. Risk classification of all insured institutions is made by the Federal Deposit Insurance Corporation for each semiannual assessment period.

     The  Federal  Deposit  Insurance  Corporation  may  terminate  the  deposit insurance of any insured depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Insider Transactions. United Commerce Bank is subject to certain limitations and reporting requirements on extensions of credit by United Commerce Bank to its directors and officers, to principal shareholders of United Commerce Bank and to "related interests" of such directors, officers and principal shareholders.

     Safety and Soundness Standards. The federal banking agencies have adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan agency and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. The federal banking agencies have also published for comment proposed asset quality and earning standards which, if adopted, would be added to the safety and soundness guidelines.

     Branching Authority. Indiana banks, such as United Commerce Bank, have the authority under Indiana law to establish branches anywhere in the State of Indiana, subject to receipt of all required regulatory approvals. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allows individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. The State of Indiana has passed a law establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law.") The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion and authorizes out-of-state banks meeting certain requirements to branch into Indiana by merger or de novo expansion.

     State Bank Activities. Under federal law, as implemented by regulations adopted by the Federal Deposit Insurance Corporation, insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by Federal Deposit Insurance Corporation regulations, also prohibits Federal Deposit Insurance Corporation-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless United Commerce Bank meets, and continues to meet, its minimum regulatory capital requirements and the Federal Deposit Insurance Corporation determines that the activity would not pose a significant risk to the deposit insurance fund of which United Commerce Bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the Federal Deposit Insurance Corporation. It is not expected that these restrictions will have a material impact on the operations of United Commerce Bank.

     Capital Requirements. The Federal Deposit Insurance Corporation has established the following minimum capital standards for state-chartered, insured, non-member banks, such as United Commerce Bank: a leverage requirement consisting of a minimum ratio of Tier I capital to total assets of 3% for the most highly-rated banks, with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier I capital.

     The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the Federal Deposit Insurance Corporation provide that additional capital may be required to take adequate account of the risks posed by concentrations of credit and nontraditional activities, interest rate risk and the institution's ability to manage such risks. Regulations also require that banks experiencing or anticipating significant growth must maintain higher capital levels. United Commerce Bank has been in compliance with all applicable capital requirements since receiving its charter.

     Federal law provides the federal banking regulators with broad powers to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     As of December 31, 2004, United Commerce Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action, meaning that its ratio of Tier 1 capital to risk-weighted assets exceeded 6%, its ratio of Tier 1 capital to average assets exceeded 5% and its ratio of total capital to risk-weighted assets exceeded 10%.

     Limitations on Rates Paid for Deposits. Regulations promulgated by the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA") place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew, or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the Federal Deposit Insurance Corporation (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. Management does not believe that these regulations will have a materially adverse effect on United Commerce Bank's current operations.

     Loans to One Borrower. Under the Indiana Act, United Commerce Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. At December 31, 2004, United Commerce Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits. Management does not believe that the loans-to-one-borrower limits will have a significant impact on United Commerce Bank's business operations or earnings.

     Predatory Lending. The Federal Reserve Board issued a regulation that became effective on October 1, 2002 that is aimed at curbing "predatory lending." The term "predatory lending" encompasses a variety of practices, but the term generally is used to refer to abusive lending practices involving fraud, deception or unfairness. Predatory lending typically involves one or more of the following: (i) making unaffordable loans based on the assets of the borrower rather than on the borrower's ability to repay an obligation ("asset-based lending"); (ii) inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced ("loan flipping"); or (iii) engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower. The Federal Reserve Board's new regulation, which amends Regulation Z, broadens the scope of loans subject to the protections of the Home Ownership and Equity Protection Act of 1994 ("HOEPA"). Among other things, the regulation brings within the scope of HOEPA first-lien mortgage loans with interest rates that are at least 8 percentage points above Treasury securities having a comparable maturity. In addition, the regulation requires that the cost of optional insurance and similar debt protection products paid by a borrower at closing be included in calculating the finance charge paid by the borrower. HOEPA coverage is triggered if such finance charges exceed 8 percent of the total loan. Finally, the regulation restricts creditors from engaging in repeated refinancings of their own HOEPA loans over a short time period when the transactions are not in the borrower's interest. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid. United Commerce Bank is unable at this time to determine the impact that these new regulations, or any similar state predatory lending regulations, may have on its financial condition or results of operation.

     USA Patriot Act of 2001. On October 26, 2001, President Bush signed the USA Patriot Act of 2001. The Patriot Act is intended is to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws. The Treasury Department issued final regulations that became effective on June 9,
2003 that require institutions to incorporate into their written money laundering plans a board-approved customer identification program implementing reasonable procedures for: (i) verifying the identity of any person seeking to open an account, to the extent reasonable and practicable; (ii) maintaining records of the information used to verify the person's identity; and (iii) determining whether the person appears on any list of known or suspected terrorists or terrorist organizations. United Commerce Bank does not anticipate that these requirements will materially affect its operations.


United Commerce Bancorp

     Upon completion of the Reorganization, United Commerce Bancorp will become a bank holding company within the meaning of the Bank Holding Company Act, and will become subject to the supervision and regulation of the Federal Reserve Board. A notice application for prior approval to become a bank holding company has been filed by United Commerce Bancorp with the Federal Reserve Board.

     As a bank holding company, United Commerce Bancorp will be required to register with the Federal Reserve Board within 180 days after the Reorganization is completed, and, thereafter, to file annual reports and other information concerning its business operations and those of its subsidiaries as the Federal Reserve Board may require. The Federal Reserve Board also has the authority to examine United Commerce Bancorp and any subsidiary, as well as any arrangements between United Commerce Bancorp any its subsidiary, with the cost of any such examination to be borne by United Commerce Bancorp.

     In the future, United Commerce Bancorp will be required to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of voting securities of any bank if, after giving effect to such acquisition, United Commerce Bancorp would own or control more than 5 percent of the voting shares of such bank.

     A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases, sales, or the furnishing of services. For example, United Commerce Bank will generally be prohibited from extending credit to a customer on the condition that the customer also obtain other services furnished by United Commerce Bancorp, or any subsidiary, or on the condition that the customer promise not to obtain financial services from a competitor. United Commerce Bancorp and any subsidiary will also be subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities, although United Commerce Bancorp does not have any current plans to engage in such activities.

     United Commerce Bancorp and any subsidiaries which it may acquire or organize after the Reorganization will be deemed affiliates of United Commerce Bank within the meaning of the Federal Reserve Act. Loans by United Commerce Bank to affiliates, investments by United Commerce Bank in affiliates' stock, and taking affiliates' stock by United Commerce Bank as collateral for loans to any borrower will be limited to 10 percent of United Commerce Bank's capital, in the case of each affiliate, and 20 percent of United Commerce Bank's capital, in the case of all affiliates. In addition, these transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of United Commerce Bank holding company unless the loans are secured by marketable collateral of designated amounts.

     A bank holding company is also prohibited from itself engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the Federal Reserve Board considers whether the performance of such activities by a bank holding company or a bank holding company subsidiary would offer advantages to the public that outweigh possible adverse effects.

     Federal Reserve Regulation Y sets out those activities which are regarded as closely related to banking or managing or controlling banks, and thus, are permissible activities that may be engaged in by bank holding companies subject to approval in certain cases by the Federal Reserve Board. The Gramm-Leach-Bliley Act ("GLBA") allows for a new type of bank holding company under the Bank Holding Company Act. The new bank holding company is allowed to engage in insurance and securities underwriting, merchant banking and insurance company portfolio investment activities. GLBA also allows bank holding companies to engage in any activity considered "financial" in nature or incidental to such financial activities.

     Although United Commerce Bancorp has no present plans, agreements or arrangements to engage in any nonbanking activities, United Commerce Bancorp may consider in the future engaging in one or more of the above activities, subject to the approval of the Federal Reserve Board.

     Directors, executive officers, and principal shareholders of United Commerce Bancorp will be subject to restrictions on the sale of their United Commerce Bancorp stock under Rule 144 as promulgated under the Securities Act of 1933.


                  INDEMNIFICATION OF UNITED COMMERCE BANCORP'S
                             DIRECTORS AND OFFICERS

     Under  Indiana  Law,  directors,   officers,  employees  and  agents  of  a
corporation may be indemnified against expenses (including attorneys' fees) under certain circumstances. In certain types of actions, suits or proceedings, whether civil, criminal, administrative or investigative, such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a person otherwise eligible to be indemnified is wholly successful on the merits or otherwise of any claim or defense, indemnification is mandatory for reasonable expenses, including attorneys' fees.

     Expenses incurred by a director, officer, employee or agent of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by Indiana law.

     The United Commerce Bancorp Articles of Incorporation provide for the indemnification of United Commerce Bancorp `s directors, officers, employees and agents, and of any person serving at the request of United Commerce Bancorp as a director, officer, partner, trustee, employee or agent of another enterprise, to the fullest extent permitted by Indiana law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling United Commerce Bancorp under the provisions described above, United Commerce Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.


                      CAPITAL STOCK OF UNITED COMMERCE BANK
                           AND UNITED COMMERCE BANCORP

     The following chart summarizes the comparison between the common stock of United Commerce Bank and United Commerce Bancorp. In reviewing the chart, you should refer also to the detailed explanations included in the paragraphs following chart. This summary is qualified in its entirety by those detailed explanations.



Item                                        United Commerce Bank Stock            United Commerce Bancorp Stock
----------------------------------      -----------------------------------     ----------------------------------
Authorized and Outstanding              4,000,000 shares of common stock,       4,000,000 shares of common stock,
                                        without par value, with 965,333         without par value, none of which
                                        shares outstanding as of February       will be outstanding immediately
                                        28, 2005. 1,000,000 shares of           prior to the Reorganization.
                                        preferred stock, without par value,     1,000,000 shares of preferred
                                        with no shares outstanding as of        stock, without par value, no
                                        February 28, 2005.                      shares outstanding.

Voting Rights                           One vote per share on all matters       One vote per share on all matters
                                        upon which shareholders have the        upon which shareholders have the
                                        right to vote.                          right to vote.

Dividend Rights                         As declared by the Board of             As declared by the Board of
                                        Directors subject to the laws in the    Directors subject to the laws in
                                        Indiana Financial Institutions Act      the Indiana Business Corporation
                                        and applicable federal law.             Law and applicable federal law.

Assessment                              Nonassessable.                          Nonassessable.

Liquidation Rights                      Pro rata after payment of debts.        Pro rata after payment of debts.

Redemption                              United Commerce Bank may redeem its     United Commerce Bancorp may redeem
                                        shares under restrictive conditions     its shares under restrictive
                                        of the Indiana Financial                conditions of the Indiana Business
                                        Institutions Act.                       Corporation Law

Preemptive Rights                       None.                                   None.

Number of Directors                     Fixed in accordance with the Bylaws.    Fixed in accordance with the
                                                                                Bylaws.

Authorized and Outstanding Stock

     United Commerce Bank currently has an authorized capitalization of 4,000,000 shares of common stock, without par value and 1,000,000 shares of preferred stock, without par value. Of these authorized capital shares, 965,333 shares of United Commerce Bank's common stock were issued and outstanding as of February 28, 2005, and 89,667 shares of United Commerce Bank's common stock were reserved for issuance upon exercise of options under the Stock Option Plan. No shares of preferred stock were issued or outstanding on that date.

     United Commerce Bancorp has an authorized capitalization of 4,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. None of these authorized capital shares will be issued and outstanding prior to the consummation of the Reorganization.


Voting Rights

     All  voting  rights are  vested in the  holders  of common  stock of United
Commerce Bank and United Commerce Bancorp, each share being entitled to one vote.

Assessment of Shares

     Shares of United Commerce Bank are not subject to assessment and shares of United Commerce Bancorp also will not be subject to assessment.


Liquidation Rights

     The holders of United Commerce Bank common stock are entitled to share equally in United Commerce Bank's assets legally available for distribution in the event of liquidation or dissolution. Similarly, holders of United Commerce Bancorp common stock will have a pro rata right to participate in its assets legally available for distribution in the event of liquidation or dissolution.


Preemptive Rights

     The holders of United Commerce Bank's common stock do not have preemptive rights to subscribe to any additional shares of United Commerce Bank's common stock being issued. The holders of United Commerce Bancorp's common stock also will not have preemptive rights to subscribe to any additional shares of United Commerce Bancorp's common stock being issued. Therefore, shares of United Commerce Bancorp's common stock or other securities may be offered in the future to the investing public or to shareholders at the discretion of United Commerce Bancorp's Board of Directors.


Dividend Rights

     Holders of United Commerce Bank common stock are entitled to dividends legally available therefor, when and as declared by United Commerce Bank's Board of Directors. Under Indiana law, a bank must obtain the approval of the Indiana Department of Financial Institutions for the payment of a dividend if the total of all dividends declared by the bank during the calendar year, including the proposed dividend, would exceed the sum of the retained net income for the year to date combined with its retained net income for the previous two years. For purposes of this provision, the term "retained net income" means the net income of a specified period, calculated under the consolidated report of income instructions, less the total amount of all dividends declared for the specified period. Also, Indiana law prohibits a bank from declaring or paying any dividends in any form if, by the payment of the dividends, its capital stock will be thereby impaired. Indiana law further prohibits a bank from paying a dividend in an amount greater than the remainder of undivided profits then on hand after deducting losses, bad debts, or depreciation that the Department of Financial Institutions may have determined, and all other expenses.

     In addition, the Federal Deposit Insurance Act provides the Federal Deposit Insurance Corporation with the authority and general enforcement power to prohibit a bank from engaging in practices that it considers to be unsafe or unsound. It is possible, depending upon the financial condition of United Commerce Bank and other factors, that the Federal Deposit Insurance Corporation could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice and thereby prohibit such payment. The Federal Deposit Insurance Corporation Improvement Act of 1991 further prohibits a bank from paying a dividend if the dividend payment would result in the bank failing to meet any of its minimum capital requirements.

     The shareholders of United Commerce Bancorp will be entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available for the payment of dividends, subject to the restrictions in the Indiana Business Corporation Law. These restrictions generally limit the payment of dividends to amounts that will not affect the ability of the United Commerce Bancorp, after the dividend has been distributed, to pay its debts in the ordinary course of business and that will not exceed the difference between the corporation's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of United Commerce Bancorp common stock.


Issuance of Additional Shares

     Except in connection with the proposed issuance of shares to the shareholders of United Commerce Bank, the exercise of stock options and as otherwise provided herein, United Commerce Bancorp has no specific plans to issue additional authorized shares of its common stock or to issue any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of United Commerce Bancorp's common stock and preferred stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The Articles of Incorporation of United Commerce Bancorp permit the Board of Directors, without shareholder approval, to issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of United Commerce Bancorp common stock . These provisions are substantially identical to the existing provisions included in United Commerce Bank's Articles of Incorporation.


Directors

     United Commerce Bank's Bylaws authorize its Board of Directors or shareholders to designate the number of directors at any number from 3 to 15 with certain limitations, and United Commerce Bancorp's Bylaws authorize its Board of Directors or shareholders to designate the number of directors at any number from 3 to 15.


Corporate Operation and Management

     The Articles of Incorporation and Bylaws of United Commerce Bank and of United Commerce Bancorp are substantially similar in all material provisions, except with respect to provisions in United Commerce Bank's Articles of Incorporation and Bylaws required by the Indiana Financial Institutions Act which apply only to banks. There are no material differences between the rights of shareholders of United Commerce Bank and United Commerce Bancorp under the Articles of Incorporation and Bylaws of the respective entities.


Applicability of Securities Laws.

     The securities of United Commerce Bank, unlike those of United Commerce Bancorp, are exempt from the registration requirements of the Securities Act. Pursuant to this exemption, United Commerce Bank may sell its securities without registration under such law, although United Commerce Bank must obtain approval from the Indiana Department of Financial Institutions before it may offer and sell its securities. In contrast to United Commerce Bank, the public sale by United Commerce Bancorp of its securities must be registered under the Securities Act and applicable state securities laws unless an exemption from registration is available. The requirement that United Commerce Bancorp register its securities for public sale could increase the cost of the sale of such securities.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the first Annual Meeting of United Commerce Bancorp and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of United Commerce Bank for inclusion in the proxy statement no later than December 19, 2005, which is 120 days in advance of the April 18, 2006 Annual Meeting. Any such proposal should be sent to the attention of the Secretary of United Commerce Bank at 211 South College Avenue, Bloomington, Indiana 47404, and regardless of whether it is included in United Commerce Bancorp's proxy materials, will be subject to the requirements of United Commerce Bancorp's articles of incorporation, by-laws and Indiana law.

     A shareholder proposal being submitted by eligible shareholders to be included in United Commerce Bancorp's proxy statement, will be considered untimely if it is received by United Commerce Bancorp later than the date that is 120 days in advance of the April 18, 2006 Annual Meeting. If United Commerce Bancorp provides less than 130 days' notice or prior public disclosure of the date of the next Annual Meeting, a shareholder proposal shall be untimely if United Commerce Bancorp receives the proposal later than the close of business on the 10th day following the day such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this requirement, the date of the Annual Meeting specified in United Commerce Bancorp's By-laws is deemed to qualify as prior public disclosure, assuming that the Annual Meeting is held on that date. If the Board of Directors receives notice of such a proposal after such dates, each proxy that the Board of Directors receives will confer upon it the discretionary authority to vote on the proposal in the manner the Board of Directors deems appropriate, even though there is no discussion of the proposal in United Commerce Bancorp's proxy statement for the Annual Meeting.


                                  OTHER MATTERS

     Management is not aware of any business to come before the United Commerce Bank annual meeting other than those matters described in this Proxy Statement/Prospectus. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by United Commerce Bank. United Commerce Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of United Commerce Bank may solicit proxies personally or by telephone without additional compensation.


                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the shares of United Commerce Bank's common stock will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

                              AVAILABLE INFORMATION

     United Commerce Bancorp has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-4EF under the Securities Act of 1933, as amended, with respect to the securities being offered. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, please see the Registration Statement and the exhibits filed with it. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may be viewed and obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of fees at prescribed rates. Copies also may be viewed and downloaded from the Internet at the Commission's web site maintained at http://www.sec.gov.

     You should rely only on the information contained in this Proxy Statement/Prospectus or other information referred to in this document. Neither United Commerce Bank nor United Commerce Bancorp has authorized anyone to provide you with different or other information. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than the date hereof, and neither the mailing of this Proxy Statement/Prospectus to shareholders nor the issuance of shares of United Commerce Bancorp in the Reorganization shall create any implication to the contrary.

                                                                       EXHIBIT A


                  REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE


     THIS  REORGANIZATION  AGREEMENT AND PLAN OF EXCHANGE  (the  "Reorganization
Plan"), dated as of the January 18, 2005, is entered into between United Commerce Bank (the "Bank") and United Commerce Bancorp (the "Holding Company").


                                    RECITALS:


     The parties acknowledge the following to be true and correct:

1. The Bank is a bank duly organized under the laws of the State of Indiana and has its principal office and place of business at 211 South College Avenue, Bloomington, Indiana. The Bank is authorized by its Articles of Incorporation to issue up to 4,000,000 shares of common stock, without par value ("Bank Common Stock"), and 3,000,000 shares of preferred stock, without par value ("Bank Preferred Stock"). As of the date hereof, 965,333shares of Bank Common Stock and no shares of Bank Preferred Stock are issued and outstanding.

2. The Holding Company is a corporation duly organized under the laws of the State of Indiana, having its principal place of business at 211 South College Avenue, Bloomington, Indiana. The Holding Company is authorized by its Articles of Incorporation to issue up to 4,000,000 shares of common stock, without par value ("Holding Company Common Stock"), and 3,000,000 shares of preferred stock, without par value ("Holding Company Preferred Stock"). As of the date hereof, no shares of Holding Company Common Stock or Holding Company Preferred Stock are issued or outstanding.

3. The Board of Directors of the Bank and Holding Company desire to establish a holding company structure pursuant to which the Holding Company will acquire all of the issued and outstanding shares of Bank Common Stock in exchange for shares of Holding Company Common Stock pursuant to the provisions of IND. CODE 28-1-7.5-1, et seq. (the "Indiana Act").

4. A majority of the entire Board of Directors of each of the Bank and the Holding Company has deemed advisable a share exchange transaction between the Bank and the Holding Company (the "Share Exchange") in order to establish the holding company structure and has approved this Reorganization Plan and authorized its execution.

5. In consideration of the premises, the Bank and the Holding Company enter into this Reorganization Plan and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

                                   ARTICLE I
                            THE ACQUIRING CORPORATION

1.1 The name of the acquiring corporation is United Commerce Bancorp (the Holding Company). The entity whose shares will be acquired is United Commerce Bank (the Bank).

                                   ARTICLE II
                      TERMS AND CONDITIONS OF THE EXCHANGE

2.1 It is the intention of the Bank and the Holding Company that, prior to the Effective Time (as hereinafter defined), no shares of Holding Company Common Stock or Holding Company Preferred Stock will be issued or outstanding. If, however, any shares of Holding Company Common Stock or Holding Company Preferred Stock are outstanding upon the Effective Time, the Holding Company shall, pursuant to its Articles of Incorporation, redeem such shares by paying to the holder thereof the purchase price paid by such holder for such shares.

2.2 At the Effective Time, each issued and outstanding share of Bank Common Stock (excluding shares of Bank Common Stock held by Dissenting Shareholders, as hereinafter defined) shall be exchanged for one share of Holding Company Common Stock. Following the Share Exchange, the Holding Company shall become the sole shareholder of the Bank, and the Bank will continue in existence as a wholly-owned subsidiary of the Holding Company. As a result of the Share Exchange, the holders of Bank Common Stock (excluding shares of Bank Common Stock held by Dissenting Shareholders) immediately prior to the Effective Time will become the only shareholders of the Holding Company. The Articles of Incorporation, Bylaws, corporate identity, and officers and directors of the Bank will not be changed as a result of the Share Exchange.

2.3 The Holding Company will adopt, effective upon the Effective Time, the United Commerce Bank 2000 Option Plan (the "Option Plan"), which will become, without further action on the part of the shareholders of the Bank or Holding Company, the stock option plan of the Holding Company. All options previously granted under the Option Plan that have not been exercised prior to the Effective Time will become an equal number of options to purchase shares of Holding Company Common Stock rather than Bank Common Stock. The board of directors of the Holding Company may grant further options to purchase Holding Company Common Stock under the Option Plan in accordance with the terms of the Option Plan.

2.4 Consummation of the Share Exchange is conditioned upon approval by holders of a majority of the outstanding shares of the Bank as required by law, and upon the receipt of any required approvals from regulatory agencies, including the Indiana Department of Financial Institutions and the Board of Governors of the Federal Reserve System.

2.5 The Reorganization Plan shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Share Exchange at the time provided herein.

2.6 Upon satisfaction of the requirements of law and the conditions contained in this Reorganization Plan, the Share Exchange shall become effective upon the filing of Articles of Exchange with the Indiana Department of Financial Institutions for filing with the Indiana Secretary of State, and the issuance by the Indiana Secretary of State of a Certificate of Exchange (the "Effective Time").

2.7 If the Share Exchange becomes effective, the expenses incurred in connection with the Share Exchange shall be apportioned between the Bank and Holding Company as required by applicable law or by generally accepted accounting principles. If the Share Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.

2.8 Any shareholder of the Bank who objects to the Share Exchange and who properly dissents from the Share Exchange pursuant to Section 8 of the Indiana Act (IC 28-1-7.5-8) shall, subject to the terms of such statute, have the rights of a "dissenting shareholder" and the right to receive cash for the value of such dissenting shares.

                                  ARTICLE III
                      MANNER AND BASIS OF EXCHANGING SHARES

3.1  As of the Effective Time:

     (a) Each holder of Bank Common Stock shall cease to be a shareholder of the Bank;

     (b) The ownership of all shares of the issued and outstanding Bank Common Stock (except shares for which payment of value is required to be made under IC 28-1-7.5-8) vest in the holding company automatically without any physical transfer or deposit of certificates representing those shares;

     (c) The Holding Company shall become the sole holder of the Bank Common Stock and shall have all of the rights privileges, immunities and powers and, except as otherwise provided in the Indiana Act, will become subject to all of the duties and liabilities of a shareholder of a bank; and

     (d) The outstanding certificates representing shares of Bank Common Stock (except shares for which payment of value is required to be made under IC 28-1-7.5-8) shall become certificates representing shares of the Holding Company Common Stock, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of Holding Company Common Stock.

3.2 Outstanding shares of Bank Common Stock held by shareholders who, prior to the Effective Time, have met the requirements of the Indiana Act with respect to shareholders dissenting from the Share Exchange ("Dissenting Shareholders") shall not be converted in the Share Exchange, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under the Indiana Act; provided, however, that if any such shareholder fails to perfect his rights as a dissenting shareholder with respect to his shares of Bank Common Stock in accordance with the Indiana Act, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of Bank Common Stock who have not dissented to the Share Exchange.

                                   ARTICLE IV
                                   TERMINATION

4.1 The Reorganization Plan may be terminated, in the sole discretion of the Bank's Board of Directors, at any time before the Effective Time if:

     (a) the number of shares of Bank Common Stock voted against the Share Exchange, or in respect of which written notice is given purporting to dissent from the Share Exchange, shall make consummation of the Share Exchange unwise in the opinion of the Bank's Board of Directors;

     (b) any act, suit, proceeding or claim relating to the Share Exchange has been instituted or threatened before any court or administrative body;

     (c)  the Reorganization is not approved by the shareholders of the Bank; or

     (d) the Bank's Board of Directors determines that the Share Exchange is inadvisable.

4.2 Upon termination by written notice as provided in this Article IV, this Reorganization Plan shall be void and of no further effect, and there shall be no liability by reason of this Reorganization Plan or the termination thereof on the part of either the Bank, the Holding Company, or the directors, officers, employees, agents or shareholders of either of them.


     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Reorganization Plan to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.





         UNITED COMMERCE BANK


         /s/ Thomas G. Risen
         -------------------------------------
         Thomas G. Risen
         President and Chief Executive Officer





         UNITED COMMERCE BANCORP


         /s/ Thomas G. Risen
         ------------------------------------
         Thomas G. Risen
         President and Chief Executive Officer

                                                                       EXHIBIT B




IND. CODE 28-1-7.5-8


Dissenting shareholders; demand for payment of value of shares; withdrawal of demand; determination of value; procedures; limitations


     Sec. 8. (a) If a shareholder votes in opposition to a plan of exchange at the meeting at which the plan is adopted by the shareholders, the shareholder may, within thirty (30) days after the date of the meeting, make written objection to the exchange and demand that the bank, trust company, corporate fiduciary, or stock savings bank pay him the value of his shares. If the plan of exchange is effected, the bank, trust company, corporate fiduciary, or stock savings bank shall pay to the shareholder, upon surrender of the certificate or certificates representing his shares, the value of the shares as of the day before the date on which the vote was taken approving the plan of exchange. Any shareholder failing to make demand within the thirty (30) day period is bound by the terms of the plan of exchange. Immediately after making such a demand, the shareholder, except as provided in subsection (b), is entitled to payment as provided in this section, ceases to be a shareholder, and is not entitled to vote or to exercise any other rights of a shareholder.


     (b) A demand for payment made under subsection (a) may not be withdrawn unless the bank, trust company, corporate fiduciary, or stock savings bank consents to the withdrawal. With respect to a shareholder who has made a demand for payment, the right of the shareholder to be paid the value of his shares ceases and his status as a shareholder is restored, without prejudice to any corporate proceedings which may have been taken during the interim, and the shares held by the shareholder shall be treated for all purposes as if no objection and demand had been made by the shareholder, if:

     (1) the shareholder's request to withdraw his demand is consented to by the bank, trust company, corporate fiduciary, or stock savings bank;

     (2)  the plan of exchange is abandoned;

     (3)  the shareholders revoke the authority to effect the exchange;

     (4) a petition for the determination of value by a court is not filed within the time provided in this section; or

     (5) a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section.


     (c) Within ten (10) days after the plan of exchange is effected, the bank, trust company, corporate fiduciary, or stock savings bank shall mail or deliver written notice of the date of that action to each dissenting shareholder who has made demand under this section. The bank, trust company, corporate fiduciary, or stock savings bank shall use the shareholder's address which appears on the corporate records. The notice shall include a written offer to the shareholder to pay for the shareholder's shares at a specified price considered by the corporation to be the value of the shares. If within thirty (30) days after the date on which the plan of exchange was effected the value of the shares is agreed upon, the bank, trust company, corporate fiduciary, or stock savings bank shall make payment to the shareholder for the shares. The bank, trust company, corporate fiduciary, or stock savings bank shall make the payment within ninety (90) days after the date on which the plan of exchange was effected, upon surrender of the certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in the shares.


     (d) If within the period of thirty (30) days a dissenting shareholder and the bank, trust company, corporate fiduciary, or stock savings bank do not agree, then either the bank, trust company, corporate fiduciary, or stock savings bank or the dissenting shareholder may file a petition in a circuit or superior court in the county in this state where the principal office of the bank, trust company, corporate fiduciary, or stock savings bank is located requesting that the court determine the value of the shares. However, such a petition must be filed within ninety (90) days after the date on which the plan of exchange was effected.


     (e) The court shall render judgment against the bank, trust company, corporate fiduciary, or stock savings bank for payment of an amount equal to the value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party is entitled to require the bank, trust company, corporate fiduciary, or stock savings bank to purchase. The judgment is payable only upon the endorsement and delivery to the bank, trust company, corporate fiduciary, or stock savings bank of the certificates for the shares described in the judgment. Any party may appeal from the judgment.


     (f) Within twenty (20) days after payment is demanded for a shareholder's shares, the shareholder shall submit the certificates to the bank, trust company, corporate fiduciary, or stock savings bank for notation on the certificates that demand for payment has been made. The failure of the shareholder to do so, at the option of the bank, trust company, corporate fiduciary, or stock savings bank, terminates the shareholder's rights under this section unless a court, for good and sufficient cause shown, otherwise directs. If shares are transferred, each new certificate issued for those shares shall bear a notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by the transfer no rights in the bank, trust company, corporate fiduciary, or stock savings bank other than those which the original dissenting shareholder had after making demand for payment of the value of the shares.

PART II

Item 20.  Indemnification of Directors and Officers

     IND. CODE ss. 28-13-13-1 et. seq., grants to each state bank broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the bank's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Article VIII of the Articles of Incorporation of United Commerce Bank (the "Bank") contains indemnification provisions authorized by IND. CODE ss. 28-13-13-1 et seq. with respect to directors, officers, employees and agents of the Bank.

     The Bank is organizing United Commerce Bancorp, a corporation incorporated under the laws of the State of Indiana ("Registrant"), as the Bank's holding company. Section 37 of the Indiana Business Corporation Law, as amended (the "IBCL"), grants to each Indiana corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Article 13 of Registrant's Articles of Incorporation contains indemnification provisions authorized by Section 37 of the IBCL with respect to the directors, officers, employees and agents of Registrant. It is expected that Registrant will obtain a liability insurance policy covering its directors and officers.

Item 21.  Exhibits

     The  exhibits  furnished  with  this  Registration   Statement  are  listed
beginning on page E-1.

Item 22.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4EF to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomington, State of Indiana, on March 7, 2005.


                                        UNITED COMMERCE BANCORP


                                        By:      /s/ Thomas G. Risen
                                           -------------------------------------
                                           Thomas G. Risen
                                           President and Chief Executive Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                    Title                           Date

(1)  Principal Executive Officer and Director                                            )
                                                                                         )
                                                             Director, President         )
                                                             and Chief Executive         )
     /s/ Thomas G. Risen                                     Officer                     )
     ---------------------------------------                                             )
                                                                                         )
     Thomas G. Risen                                                                     )
                                                                                         ) March 7, 2005
                                                                                         )
(2)  Principal Financial and Accounting Officer                                          )
                                                                                         )
                                                             Senior Vice President       )
                                                             and Chief Financial         )
     /s/ David L. Musgrave                                   Officer                     )
     ---------------------------------------                                             )
     David L. Musgrave                                                                   )

(3)  The Board of Directors                              )
                                                         )
     THOMAS G. RISEN                         Chairman    )
                                                         )
     DON A. ADAMS                            Director    )
                                                         )
     SHERMAN R. BYNUM                        Director    )
                                                         )
     GEOFFREY M. GRODNER                     Director    )
                                                         )
     R. DANIEL GROSSMAN, M.D.                Director    )
                                                         )
     ELIZABETH N. MANN                       Director    )  March 7, 2005
                                                         )
     THOMAS C. MARTIN                        Director    )
                                                         )
     TIMOTHY J. MITCHELL                     Director    )
                                                         )
     LINDA RUNKLE                            Director    )
                                                         )
By:  /s/ Thomas G. Risen                                 )
     -----------------------------------                 )
       Thomas G. Risen                                   )
        Attorney-in-fact                                 )
                                                         )
     /s/ Lawrence M. Rink, M.D.                          )
     ----------------------------------                  )
     Lawrence M. Rink, M.D.                              )

                                  EXHIBIT INDEX

  Exhibit No.   Description
--------------------------------------------------------------------------------
       2        Reorganization Agreement and Plan Exchange by and between
                United Commerce Bank and United Commerce Bancorp is attached as Exhibit A to the proxy statement/prospectus contained in Part I of this Registration Statement *

       3.1      Articles of Incorporation of Registrant *

       3.2      Bylaws of Registrant *

       4 Specimen form of certificate for United Commerce Bancorp common stock *

       5        Opinion regarding legality

       8        Opinion of Barnes & Thornburg LLP with respect to tax matters

      10.1      United Commerce Bank 2000 Stock Option Plan *

      10.2 Employment Agreement between United Commerce Bank and Thomas G. Risen *

      21 Sole Subsidiary of the Registrant is United Commerce Bank (following consummation of proposed share exchange)

      23.1 Consent of Counsel is included with the opinion regarding legality filed as Exhibit 5 to this Registration Statement

      23.2 Consent of Counsel is included with the opinion regarding tax matters filed as Exhibit 8 to this Registration Statement

      24 Power of Attorney included in the signature page to previously filed Registration Statement *

      99.1 Form of proxy to be utilized in connection with United Commerce Bank's annual meeting

* Previously Filed.